FOR IMMEDIATE RELEASE
HARVEST NATURAL RESOURCES
PROVIDES ADDITIONAL TEST RESULTS OF THE
BAR F 1-20-3-2 WELL

HOUSTON (PRNewswire) March 30, 2010 — Harvest Natural Resources, Inc. (NYSE: HNR) today announced further results from the flow testing of the Bar F 1-20-3-2 well in Duchesne County, Utah. Harvest had provided initial preliminary flow test results during the Company’s earnings release conference call on March 16, 2010.

Since the last update, Harvest has completed drilling out plugs installed to isolate the six hydraulically fractured oil intervals, and commenced a flow test of the commingled six intervals between 8,200 and 9,600 feet in the Lower Green River and Upper Wasatch formations. The testing program yielded first oil to surface on March 24, 2010, and the well has produced over 4,000 barrels of approximately 42 degree API oil over the first five days of production through March 29, 2010. These production volumes have been achieved as the well is cleaning up, producing load water pumped into the well during the fracing process. The testing is at a current stable production rate of approximately 900 barrels of oil per day and 650 mcf of natural gas per day with a flowing surface pressure of approximately 1,400 psi. The testing program is expected to continue for another one to two weeks.

Harvest President and CEO James Edmiston said, “We believe that the results achieved in the Bar F testing program to date indicate a high likelihood that we have made a commercial oil discovery in the Bar F well, and we are excited about the potential growth opportunity that this brings to Harvest in the Uintah Basin. We expect to put the Bar F on production as soon as necessary surface facilities and gas flowline construction work can be completed. We believe that these results indicate that a significant portion of Harvest’s 65,000 acres (39,000 acres net to Harvest) land position in the Basin is prospective for appraisal and potentially development drilling targeting the intervals tested in the Bar F well. We are moving forward with planning and preparations for a flexible multi-well follow-up drilling program that we hope to commence in the second half of 2010.”

As previously disclosed, Harvest’s 2010 capital budget provides for contingent funding of up to $33.0 million net for a delineation and development program based on success in the Bar F.

About Harvest Natural Resources

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, producing and exploration assets in the United States, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at http://www.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2009 Annual Report on Form 10-K and other public filings.